UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 28, 2015 (December 22, 2015)

TICC CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	000-50398	20-0188736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 983-5275

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

TICC Capital Corp. (the “Company”) held a Special Meeting of Stockholders on December 22, 2015 (the “Special Meeting”) and submitted one matter to the vote of the stockholders.  A summary of the matter voted upon by stockholders and the final voting results are set forth below.

Stockholders voted on whether to approve a new investment advisory agreement between the Company and TICC Management, LLC, to take effect upon a proposed change of control of TICC Management, LLC (“Proposal 1”). The final voting results on Proposal 1 are as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes

20,716,905	15,226,007	2,233,096	–

Under the Investment Company Act of 1940, Proposal 1 was required to be approved by either (i) a majority of the Company’s outstanding shares of common stock or (ii) 67% or more of the shares of Company’s common stock present at the meeting if 50% or more of the Company’s outstanding shares of common stock are present at the meeting. Based on these voting results, Proposal 1 did not receive the requisite approval from the Company’s stockholders. As a result, the proposed change of control of TICC Management, LLC will not close.

The Company had also solicited votes (i) for the approval of director nominees for the terms specified in the proxy statement that was sent to the Company’s stockholders in connection with the Special Meeting, subject to and to be effective only upon the closing of a proposed change of control of TICC Management, LLC (“Proposal 2”), and (ii) for the adjournment of the Special Meeting, if necessary or appropriate to solicit additional proxies (“Proposal 3”). However, since Proposal 1 did not receive the requisite approval from the Company’s stockholders, the proposed change of control of TICC Management, LLC will not close and, as a result, a vote was not taken on Proposal 2 and Proposal 3.

Item 8.01.  Other Events.

On December 22, 2015, the Company issued a press release regarding the voting results from the Special Meeting. A copy of TICC Capital Corp.’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

	Exhibit No.	Description

	99.1	Press release dated December 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2015	TICC CAPITAL CORP.

By: /s/ Saul B. Rosenthal
Saul B. Rosenthal
President